Exhibit 10.8

Execution version

Guarantee

relating to a USD 350,000,000 Term Loan Facility dated 10 December 2018

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Table of Contents:

1	Definitions and Interpretation	3
2	Terms of Facility Agreement and Waiver Amendment Letter	4
3	Guarantee	5
4	Representations	8
5	Default Interest	10
6	Tax Gross Up and Indemnities	10
7	Application of Proceeds	11
8	Indemnities	11
9	Set Off	11
10	Changes to the Parties	12
11	Notices	12
12	Payment Mechanics	13
13	Partial Invalidity	14
14	The Security Agent	14
15	Amendment, Release and Termination	14
16	Confidentiality	14
17	Counterparts	14
18	Governing Law	14
19	Enforcement	15

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This guarantee (this “Guarantee”) is made on 8 September 2022 by

(1)

Noble Corporation plc, a public limited company incorporated in England and Wales with company number 12958050 having its registered address at 3rd Floor, 1 Ashley Road, Altrincham, Cheshire, United Kingdom, WA14 2DT (and any successor entity thereto) (the “Guarantor”); in favour of

(2)	Danmarks Skibskredit A/S, Sankt Annæ Plads 3, DK-1250 Copenhagen K, Denmark with CVR no. 27492649 for itself and as security agent for the other Finance Parties (the “Security Agent”).

(3)	The Drilling Company of 1972 A/S, Lyngby Hovedgade 85, DK- 2800 Kongens Lyngby, Denmark with CVR no. 40404716 (the “Company”) as agent for service of process for the Guarantor under this Guarantee.

1	Definitions and Interpretation

In this Guarantee:

“Amendment Letter” means the letter dated on or about the date hereof amending the Waiver and Amendment Letter and the Facility Agreement, such letter having been entered into between the Company as company and borrower and Danmarks Skibskredit A/S as original lender, agent and security agent and acknowledged by the Obligors (as defined in the Facility Agreement) and Maersk Drilling Holdings Singapore Pte. Ltd.

“Discharge Date” means the date on which the Security Agent confirms in writing that it is satisfied that the Guaranteed Obligations have been unconditionally and irrevocably paid and discharged in full, and all commitments relating to the Facility Agreement have been cancelled.

“Effective Date” has the meaning given to that term in the Amendment Letter.

“Facility Agreement” means the term loan facility agreement dated 10 December 2018 between, among others, the Company as company and the borrower, Danmarks Skibskredit A/S as original lender and Danmarks Skibskredit A/S as agent and the Security Agent as security agent of the other Finance Parties, as amended and supplemented from time to time including pursuant to the Waiver and Amendment Letter and the Amendment Letter.

“Guaranteed Document” means each document designated as a “Finance Document” under and pursuant to the Facility Agreement (including the Facility Agreement).

“Guaranteed Obligations” means the punctual performance by the Guaranteed Obligors of all the Guaranteed Obligors’ obligations towards the Finance Parties under the Finance Documents.

“Guaranteed Obligors” means the Obligors (as defined in the Facility Agreement).

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“Legal Opinion” means any legal opinion delivered to the Security Agent (or any other Finance Party) under the Amendment Letter that makes reference to this Guarantee.

“Legal Reservations” means:

(a)

the principle that certain remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors;

(b)

the time barring of claims under applicable limitation laws (including the Danish Limitation Act), defences of acquiescence, set-off or counterclaim and the possibility that an undertaking to assume liability for or indemnify a person against non-payment of any stamp duty may be void;

(c)	the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(d)	the principle that a Danish court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(e)	similar principles, rights and defences under the laws of Denmark; and

(f)	any other matters of law of general application which are set out as qualifications or reservations (however described) in any Legal Opinion.

“Party” means a party to this Guarantee.

“Waiver and Amendment Letter” means the letter dated 20 October 2021 amending and supplementing the Facility Agreement, such letter having been issued by the Company as company under the Facility Agreement and Danmarks Skibskredit A/S as lender and security agent under the Facility Agreement.

1.2	Incorporation of defined terms

(a)	Unless a contrary indication appears, a term defined in the Facility Agreement has the same meaning in this Guarantee.

(b)	The principles of construction set out in the Facility Agreement shall have effect as if set out in this Guarantee, mutatis mutandis.

1.3	Effective Date

This Guarantee shall become effective on the Effective Date.

2	Terms of Facility Agreement and Waiver Amendment Letter

The Guarantor confirms that it has been provided with a copy of the Facility Agreement, the Waiver and Amendment Letter and the Amendment Letter and is aware of their terms.

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3	Guarantee

3.1	Guarantee and indemnity

On and from the Effective Date, the Guarantor irrevocably and unconditionally:

(a)

guarantees to the Security Agent (for and on behalf of itself and each Finance Party) the Guaranteed Obligations, including the due and punctual payment of all amounts owed under or in connection with the Guaranteed Documents (whether such amounts are owed to the Security Agent or to any of the other Finance Parties);

(b)

undertakes with the Security Agent (for and on behalf of itself and each Finance Party) that whenever the Guaranteed Obligors do not pay any amount when due under or in connection with the Guaranteed Documents (whether such amount is owed to the Security Agent or to any of the other Finance Parties), the Guarantor shall immediately on demand pay that amount to the Security Agent as if it was the principal obligor; and

(c)

agrees with the Security Agent (for and on behalf of itself and each Finance Party) that if any obligation guaranteed by it under this Guarantee is or becomes unenforceable, invalid or illegal it will, as an independent and primary obligation, indemnify the Security Agent (for and on behalf of itself and each Finance Party) immediately on demand against any cost, loss or liability it incurs as a result of the Guaranteed Obligors not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Guaranteed Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Guarantee if the amount claimed had been recoverable on the basis of a guarantee.

3.2	Continuing guarantee

This Guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Guaranteed Obligors under the Guaranteed Documents, regardless of any intermediate payment or discharge in whole or in part.

3.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of the Guaranteed Obligors or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Guarantee will continue or be reinstated as if the discharge, release or arrangement had not occurred.

3.4	Waiver of defences

The obligations of the Guarantor under this Guarantee (once effective) are irrevocable, absolute and unconditional and will not be affected by an act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of its obligations under this Guarantee (without limitation and whether or not known to it or any Finance Party) including:

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(a)	any time, waiver or consent granted to, or composition with, the Guaranteed Obligors or any other person;

(b)	the release of the Guaranteed Obligors or other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Guaranteed Obligors or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Guaranteed Obligors or any other person;

(e)

any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of any Guaranteed Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Guaranteed Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Guaranteed Document or any other document or security; or

(g)	any insolvency or similar proceedings.

3.5	Guarantor intent

Without prejudice to the generality of clause 3.4 (Waiver of Defences), the Guarantor expressly confirms that it intends that this Guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Guaranteed Documents and/or any facility or amount made available under any of the Guaranteed Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

3.6	Immediate recourse

The Guarantor waives any right it may have of first requiring any Finance Party (or, in each case, any trustee or agent on such person’s behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Guarantee. This waiver applies irrespective of any law or any provision of any document to the contrary.

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3.7	Appropriations

Until all amounts which may be or become payable by the Guaranteed Obligors under or in connection with the Guaranteed Documents have been irrevocably paid in full, the Security Agent may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by the Security Agent in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Guarantee.

3.8	Deferral of Guarantor’s rights

3.8.1

Until all amounts which may be or become payable by the Guaranteed Obligors under or in connection with the Guaranteed Documents have been irrevocably paid in full and unless the Security Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under this Guarantee or by reason of any amount being payable, or liability arising, under this Guarantee:

(a)	to be indemnified by any Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Guaranteed Documents;

(c)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Guaranteed Documents or of any other guarantee or security taken pursuant to, or in connection with, the Guaranteed Documents by any Finance Party;

(d)

to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under clause 3.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

3.8.2

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Security Agent or as the Security Agent may direct for application in accordance with clause 7 (Application of Proceeds).

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3.9	Additional security

This Guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

4	Representations

The Guarantor makes the representations and warranties set out in this clause 4 to the Security Agent (for and on behalf of itself and each Finance Party) on the dates set out in clause 4.13 (Times when representations made).

4.1	Status

(a)	It is a public limited company, duly incorporated and validly existing under the laws of England and Wales.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

4.2	Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by it in this Guarantee are, legal, valid, binding and enforceable obligations.

4.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, this Guarantee do not and will not conflict with:

(a)	any law or regulation applicable to it in any material respect;

(b)	its constitutional documents in any material respect; or

(c)

any agreement or instrument binding upon it or any of its assets to an extent which has or is reasonably likely to have a material adverse effect on the ability of the Guarantor to perform its payment obligations under this Guarantee.

4.4	Power and authority

(a)

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Guarantee and the transactions contemplated by this Guarantee.

(b)	No limit on its powers will be exceeded as a result of the giving of the guarantees and indemnities contemplated by this Guarantee.

4.5	Validity and admissibility in evidence

All material Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations under this Guarantee; and

(b)	to make this Guarantee admissible in evidence in Denmark and England & Wales,

have been obtained or effected and are in full force and effect.

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4.6	Governing law and enforcement

Subject to the Legal Reservations:

(a)	the choice of Danish law as the governing law of this Guarantee will be recognised and enforced in Denmark and in England & Wales; and

(b)	any judgement obtained in relation to this Guarantee in Denmark will be recognised and enforced in England & Wales.

4.7	No filing or stamp taxes

Under the laws of England and Wales and Denmark, it is not necessary that this Guarantee be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to this Guarantee or the transactions contemplated by this Guarantee.

4.8	No misleading information

(a)

All written factual information relating to the Guarantor and provided by the Guarantor in connection with the entry into this Guarantee (the “Information”) was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Nothing has been omitted from the Information that results in the Information being untrue or misleading in any material respect.

4.9	Pari passu ranking

Its payment obligations under this Guarantee rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

4.10	Sanctions

(a)

The Guarantor has implemented and maintains in effect policies and procedures designed to ensure compliance by it, its Subsidiaries and their respective directors and officers with all applicable Sanctions.

(b)	Neither the Guarantor nor any of its Subsidiaries or their respective directors, employees or officers is a Restricted Person.

(c)	Neither the Guarantor nor any of its Subsidiaries or their respective directors or officers or, to the best of its knowledge, employees is in breach of Sanctions.

(d)

Neither the Guarantor nor its Subsidiaries or their respective directors, employees or officers is, to the Guarantor’s knowledge, subject to or involved in any complaint, claim, proceeding, formal notice, investigation or other action by any regulatory or enforcement authority concerning any Sanctions.

4.11	Anti-Corruption

Each of the Guarantor and its Subsidiaries has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

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4.12	Insolvency Proceedings

4.12.1	No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of clause 22.8 (Insolvency proceedings) of the Facility Agreement; or

(b)	creditors’ process described in clause 22.9 (Creditors’ process) of the Facility Agreement,

has been taken or, to its knowledge, threatened in relation to it.

4.12.2

For the purposes of the representations contained within this clause 4.12, references to “an Obligor” in clauses 22.8 (Insolvency Proceedings) and 22.9 (Creditors’ process) shall be construed to include the Guarantor, and references to “the Group” within such clauses shall be construed to include the Guarantor.

4.13	Times when representations made

4.13.1

The representations and warranties set out in this clause 4 are made by the Guarantor on the date of this Guarantee and repeated on the Effective Date (by reference to the facts and circumstances then existing).

4.13.2

The representations listed in clauses 4.1 (Status) to 4.5 (Validity and admissibility in evidence), clause 4,9 (Pari passu ranking) and paragraph (b) of clause 4.10 (Sanctions) are further deemed to be made on the first day of each Interest Period under the Facility Agreement (by reference to the facts and circumstances then existing).

5	Default Interest

Without duplication of any default interest accruing on the Guaranteed Obligations (including under clause 8.3 (Default Interest) of the Facility Agreement), if the Guarantor fails to pay any amount payable by it under this Guarantee on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment and to the extent interest at a default rate is not otherwise being paid on that sum) at the rate which is two per cent. per annum over the rate which the Company is required to pay under clause 8.1 (Calculation of interest) of the Facility Agreement provided that if any such rate is less than zero, the rate will be deemed to be zero.

6	Tax Gross Up and Indemnities

6.1	Tax gross-up and indemnities

The provisions of clauses 12.1 (Definitions), 12.2 (Tax gross-up) and 12.3 (Tax indemnity) of the Facility Agreement shall be incorporated into this Guarantee as if set out in full in this Guarantee, mutatis mutandis, and as if references in those clauses to:

(a)	“Company” and “Obligor” are references to the Guarantor;

(b)	“Finance Document” are references to this Guarantee; and

(c)	“Lender” is a reference to the Security Agent (for and on behalf of itself and each Finance Party).

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6.2	FATCA

The provisions of clauses 12.8 (FATCA information) and 12.9 (FATCA Deduction) of the Facility Agreement shall be incorporated into this Guarantee as if set out in full in this Guarantee and as if references in those clauses to “Finance Document” are references to this Guarantee.

7	Application of Proceeds

All monies received or recovered by the Security Agent (for and on behalf of itself and each Finance Party) pursuant to this Guarantee or the powers conferred by it shall be applied in accordance with clause 26 (Application of Proceeds) of the Facility Agreement as if this Guarantee for such purposes only was a “Finance Document” under the Facility Agreement.

8	Indemnities

8.1	Currency indemnity

If any sum owing by the Guarantor under this Guarantee (a “Sum”) or any order, judgment or award given or made in relation to a Sum, has to be converted from the Currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a claim or proof against the Guarantor; or

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Guarantor shall as an independent obligation, within three Business Days of written demand, indemnify the Security Agent against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

8.2	Amendment, release/waiver and termination costs

The costs of any amendment, waiver and termination of this Guarantee shall be subject to clause 16.2 of the Facility Agreement.

8.3	Enforcement expenses

The Guarantor shall, within five Business Days of written demand pay the Security Agent for all the costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or preservation of, any of the rights of the Security Agent under this Guarantee or any proceedings instituted by or against the Security Agent as a consequence of taking or holding this Guarantee or enforcing these rights.

9	Set Off

The Security Agent and each Finance Party may, at any time while an Event of Default is continuing, set off any matured obligation due from the Guarantor under this Guarantee against any matured obligation owed by the Security Agent or the relevant Finance Party, as applicable, to the Guarantor, regardless of the place of payment, booking

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branch or currency of either obligation. If the obligations are in different currencies, the Security Agent or the relevant Finance Party, as applicable, may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

10	Changes to the Parties

10.1	Change of Guarantor

The Guarantor may not assign any of its rights or transfer any of its obligations under this Guarantee without the written consent of the Security Agent.

10.2	Change of Security Agent The Security Agent may:

(a)	assign any of its rights; or

(b)	transfer any of its rights and obligations,

under this Guarantee in accordance with the provisions of the Facility Agreement.

11	Notices

11.1

The provisions of clause 31.1 (Communications in writing), paragraphs (a) and (b) of clause 31.3 (Delivery) and clauses 31.4 (Notification of address and fax number), 31.6 (Electronic communication) and 31.7 (English language) of the Facility Agreement shall be incorporated into this Guarantee as if set out in full in this Guarantee, but amended as the context requires to apply to communications (including any notices and demands) to be made under or in connection with this Guarantee between the Guarantor and the Security Agent, including as if references in those clauses to:

(a)	“Obligor” are references to the Guarantor;

(b)	“Finance Document” are references to this Guarantee;

(c)	“Finance Party” are references to the Security Agent; and

(d)	clause 31.2 (Addresses) of the Facility Agreement is reference to clause 11.3 (Addresses) of this Guarantee.

11.2

Any communication (including any notices and demands) or document which becomes effective, in accordance with clause 11.1 above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

11.3	Addresses

The address, email address and fax number (and the department or officer, if any, for whose attention the communication (including any notices and demands) is to be made) of each Party for any communication (including any notices and demands) or document to be made or delivered under or in connection with this Guarantee is:

(a)	in the case of the Guarantor:

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Address:	3rd Floor, 1 Ashley Road, Altrincham, Cheshire, United Kingdom, WA14 2DT
Attention:	William Turcotte
Fax:	+1 281-276-6336
Email:	wturcotte@noblecorp.com

with a copy to each of:

Noble Corporation plc

Address:	13135 Dairy Ashford, Ste. 800, Sugar Land, Texas 77478, USA
Attention:	William Turcotte
Email:	wturcotte@noblecorp.com

and,

The Drilling Company of 1972 A/S

Address:	Lyngby Hovedgade 85, 2800 Kgs. Lyngby, Denmark
Attention:	Treasury
Email:	treasury@maerskdrilling.com,

(b)	in the case of the Company:

Address:	Lyngby Hovedgade 85, 2800 Kgs. Lyngby, Denmark
Attention:	Treasury
Email:	treasury@maerskdrilling.com

(c)	in the case of the Security Agent:

Address:	Sankt Annæ Plads 3, DK-1250, Copenhagen V
Attention:	Marcus Freuchen Christensen and Client Relations (separate)
Email:	mfc@skibskredit.dk and danmarks@skibskredit.dk

or any substitute address, fax number, or department or officer as the Parties may notify to each other by not less than five Business Days’ notice.

12	Payment Mechanics

12.1	Payments to the Security Agent

(a)

On each date on which the Guarantor is required to make a payment under this Guarantee, the Guarantor shall make the same available to the Security Agent (unless a contrary indication appears in this Guarantee) for value on the due date at the time and in such funds specified by the Security Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)

Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Security Agent) and with such bank as the Security Agent, in each case, specifies.

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12.2	No set-off by the Guarantor

All payments to be made by the Guarantor shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

13	Partial Invalidity

If, at any time, any provision of this Guarantee is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

14	The Security Agent

The Security Agent acts as security agent (in Danish: “fuldmægtig”) for the Finance Parties in accordance with Section 18, subsection 1, cf. Section 1, subsection 2 of the Danish Capital Markets Act and the terms of the Facility Agreement, and receives and holds this Guarantee on behalf and for the benefit of itself and each of the other Finance Parties.

15	Amendment, Release and Termination

15.1	Subject to the terms of the Waiver and Amendment Letter:

(a)	the Parties may agree to amend this Guarantee; and

(b)	the Security Agent may grant any release or waiver of, or in respect of, this Guarantee,

(in each case, with the Security Agent acting on the instructions of the requisite majority of Lenders (if any) or all of the Lenders as required in accordance with the terms of the Facility Agreement).

15.2

Subject to any earlier release pursuant to clause 15.1 above, the Parties hereby agree and confirm that this Guarantee shall immediately and automatically terminate with no further effect and the Guarantor shall be released from all obligations under this Guarantee (and without need for any further action, consent, release or notice) on the occurrence of the Discharge Date.

16	Confidentiality

16.1

This Agreement constitutes Confidential Information for the purpose of the Facility Agreement and shall be treated as such by the Security Agent and each Finance Party in accordance with clause 36 (Confidential Information) of the Facility Agreement.

17	Counterparts

This Guarantee may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Guarantee.

18	Governing Law

This Guarantee is governed by Danish law, without regard to its conflict of law provisions.

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19	Enforcement

19.1	Jurisdiction

(a)

The City Court of Copenhagen (in Danish: Københavns Byret) has exclusive jurisdiction to settle any dispute arising out of or in connection with this Guarantee (including a dispute relating to the existence, validity or termination of this Guarantee or the consequences of its nullity) (a “Dispute”).

(b)	The Guarantor agrees that the City Court of Copenhagen is the most appropriate and convenient court to settle Disputes and accordingly the Guarantor will not argue to the contrary.

19.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, the Guarantor:

(i)

irrevocably appoints the Company as its agent for service of process in relation to any proceedings before the City Court of Copenhagen in connection with this Guarantee (and the Company by its signature to this Guarantee, accepts that appointment); and

(ii)	agrees that failure by an agent for service of process to notify the Guarantor of the process will not invalidate the proceedings concerned.

(b)

If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company (on behalf of the Guarantor) must immediately (and in any event within 10 Business Days of such event taking place) appoint another agent on terms acceptable to the Security Agent. Failing this, the Security Agent may appoint another agent for this purpose.

[Separate signature page follows]

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[Signature page to the Guarantee]

This Guarantee has been executed by the Security Agent, the Guarantor and the Company on the date stated at the beginning of this Guarantee.

The Guarantor
For and on behalf of Noble Corporation plc:

/s/ William Turcotte	/s/ Richard Barker
Name: William Turcotte	Name: Richard Barker
Title: Director	Title: Director

The Company
For and on behalf of The Drilling Company of 1972 A/S:

/s/ Klaus Greven Kristensen	/s/ Morten Reinholdt Nielsen
Name: Klaus Greven Kristensen	Name: Morten Reinholdt Nielsen
Title: General Counsel Attorney-in-Fact	Title: Head of tax, treasury & insurance Attorney-in-Fact

The Security Agent
For and on behalf of Danmarks Skibskredit A/S:

/s/ Erik I. Lassen	/s/ Marcus Christensen
Name: Erik I. Lassen	Name: Marcus Christensen
Title: CEO	Title: SCE